UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2022

Gritstone bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38663	47-4859534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5959 Horton Street, Suite 300

Emeryville, California 94608

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 871-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	GRTS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On July 19, 2022, Gritstone bio, Inc. (the “Company”) entered into a Loan and Security Agreement with Hercules Capital, Inc., as administrative agent and collateral agent for itself and the other lenders, Silicon Valley Bank and the financial institutions or entities from time to time party thereto, each as a lender (the “Loan Agreement”).

The Loan Agreement provides a 60-month term loan facility for up to $80.0 million in borrowing capacity over five tranches. At the closing on July 19, 2022, the Company drew $20.0 million under the first tranche and can draw up to $10.0 million additional on or prior to March 15, 2023. The remaining tranches provide up to an additional $50.0 million in borrowing capacity, which are subject to the achievement of certain performance milestones.

Borrowings under the Loan Agreement bear interest (i) at an annual cash rate equal to the greater of (x) the lesser of (1) the prime rate (as customarily defined) and (2) 5.50%, in either case, plus 3.15%, and (y) 7.15% and (ii) at an annual payment-in-kind rate which may equal 2.00%. Interest is payable monthly in arrears on the first business day of each month and on the maturity of the Loan Agreement.

At the Company’s option, the Company may prepay all or any portion of the outstanding borrowings, plus accrued and unpaid interest thereon and fees and expenses, subject to a prepayment premium ranging from 1.0% to 2.5%, during the first three years after closing, depending on the year of such prepayment. In addition, the Company paid a $150,000 facility charge upon closing, and shall pay a facility charge equal to 0.50% of the principal amount of any borrowings made pursuant to the amounts under the last four tranches. The Loan Agreement also provides for an end of term charge equal to 5.75% of the aggregate original principal amount of the loans so prepaid or repaid, as applicable.

The term loan is secured by substantially all of the Company’ assets, other than intellectual property. The Loan Agreement and other ancillary documents contain customary representations and warranties and affirmative and negative covenants, including a covenant against the occurrence of a “change of control” and financial reporting obligations, and certain limitations on indebtedness, liens (including a negative pledge on intellectual property and other assets), investments, distributions (including dividends), collateral, investments, transfers, mergers or acquisitions, taxes, corporate changes, and deposit accounts. Beginning on April 1, 2023, so long as the Company’s market capitalization is equal to or less than $400,000,000, the Company is subject to a minimum liquidity requirement equal to the then outstanding balance under the Loan Agreement multiplied by 0.55 or 0.45, which multiplier depends on whether the Company achieves certain performance milestones.

The Loan Agreement includes customary events of default, including payment defaults, breaches of covenants following any applicable cure period, the occurrence of certain events that could reasonably be expected to have a “material adverse effect”, cross default to certain third-party indebtedness and certain events relating to bankruptcy or insolvency. Upon the occurrence of an event of default, a default interest rate of an additional 4.0% may be applied to the outstanding principal and interest payments due, and the lenders may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement, including proceeding against the collateral securing such borrowings.

The foregoing description of the material terms of the Loan Agreement is qualified in its entirety by the terms and conditions of the Loan Agreement .

On July 21, 2022, the Company issued a press release regarding the Loan Agreement and other matters, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2022.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 21, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRITSTONE BIO, INC.

Date: July 22, 2022	By:	/s/ Andrew Allen
Andrew Allen
President and Chief Executive Officer